                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                  AGREEMENT made as of January 1, 1997 (the "Employment Agreement"), between SFX BROADCASTING, INC., a Delaware corporation (the "Employer") and ROBERT F.X.
SILLERMAN (the "Executive").

                  WHEREAS, Employer and Executive entered into a certain employment agreement dated as of April 1, 1995 (the "Employment Agreement"); and

                  WHEREAS, Employer and Executive desire to amend and restate the Employment Agreement to extend the term of employment and to reward the Executive for his leadership of the Employer as demonstrated by the Employer's recent growth and financial results;

                  WHEREAS, the Board of Directors of the Employer (the "Board"), discussed the necessity of amending the Employment Agreement and instructed the Compensation Committee of the Board (the "Compensation Committee") to consider the matter and make a recommendation to the Board; and

                  WHEREAS, the Compensation Committee and the Board approved (each with the Executive abstaining) the terms and conditions of this Amended and Restated Employment Agreement.

                  NOW, THEREFORE, for good and valuable consideration the sufficiency and receipt of which is hereby acknowledged, Employer and Executive agree as follows:

                  1. Employment. Upon the terms and subject to the conditions of this Agreement, Employer hereby employs the Executive and the Executive hereby accepts employment by Employer on the terms hereinafter set forth.

                  2.       Term.

                           2.1        The term of the Executive's employment
hereunder shall commence on January 1, 1997 (the "Effective Date") and continue until the fifth anniversary thereof (the "Term") and shall terminate at the close of business on December 31, 2002 (the "Termination Date") unless terminated earlier in accordance with the provisions of this Employment Agreement.

                  3.       Executive's Position, Duties, and Authority.

                           3.1        The Employer shall employ the Executive,
and the Executive shall serve, as Executive Chairman of the Board and as a Chief Executive Officer of the Employer and of any successor by merger, acquisition of substantially all of the assets of the Employer or otherwise.

                           3.2        The Executive shall have executive
duties, functions, authority and responsibilities commensurate with the office or offices he from time to time holds with the Employer.

                           3.3        The Executive shall serve without
additional remuneration as (i) a member of the Compensation Committee and Stock Option Committee of the Employer and as a member of any other committee of the Employer, as determined by the Board; and (ii) a director and/or officer of one or more of the Employer's subsidiaries if appointed to such position by the Employer.

                  4. Full-time Services. The Executive shall devote substantially all of his business time to the business and affairs of the Company and to the fulfillment of his duties hereunder in a diligent and competent fashion to the best of his abilities. Notwithstanding the foregoing,
(i) the Executive shall have the right to continue to fulfill his obligations as a director and officer of companies in which he currently serves in such capacity, including without limitation, Sillerman Communications Management Corporation, Sillerman Management Company, Inc. and The Marquee Group, Inc., and (ii) shall have the right to devote a portion of his business time to personal, non-broadcast investments and commitments or to broadcast investments provided that such investments do not involve the ownership of radio stations in the top fifty markets in the United States (as determined by ratings published from time to time by The Arbitron Company). In addition, except as provided in Section 16, the Executive may serve on boards of directors of other organizations and companies; provided that the service on such other boards of directors does not interfere with the performance of the Executive's services hereunder.

                  5. Location of Employment. Unless the Executive consents otherwise in writing, the headquarters for performance of his services hereunder shall be the principal offices of the Employer in New York, New York, or at such other location within 25 miles of residence of the Executive as the Executive shall approve of.

                  6.       Compensation.

                           6.1        Base Salary.  During the Term, the
Employer shall pay or cause to be paid to the Executive an initial base salary per annum (the "Base Salary") which shall initially be

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$400,000, payable in monthly installments. Notwithstanding the foregoing, the
Board shall review the Executive's Base Salary at least annually and may by action of the Board, after and pursuant to the affirmative recommendation of the Compensation Committee, increase, but shall not decrease, such Base Salary, as such salary may have been increased, at any time and from time-to-time during the Term.

                           6.2        Loan. On the Effective Date, the
Employer shall make a loan (the "Loan") to the Executive in the amount of $2,500,000. The Loan shall accrue simple interest from the date of advance at the rate of 7% per annum and will be repaid, together with the accrued interest, on the expiration or earlier termination of this Agreement; provided, however, that should the Term of this Agreement be extended by the parties beyond five (5) years, the maturity date of the Loan may be extended by the Board for such additional period as shall be determined by the Board in its sole discretion. The Employer shall have full recourse to the Executive and his assets for the repayment of the loan.

                  7. The Executive shall be entitled to receive an annual incentive bonus (the "Bonus"), in cash, stock, options or other compensation, during the continuance of the Executive's employment hereunder in accordance with a formula to be determined by the Board, after and pursuant to the affirmative recommendation of the Compensation Committee. The Bonus shall be payable within a reasonable period of time not to exceed ninety (90) days following the end of each fiscal year of the Employer. To the extent that the Executive is granted options to acquire shares of the Class A Common Stock of the Employer (the "Class A Stock"), such options shall have an exercise price equal to the average closing ask and bid price of the Class A Stock on the date of the grant and shall be exercisable for 10 years and shall vest on a schedule to be determined by the Board but in no event shall the vesting schedule exceed the Term of this Agreement. Notwithstanding the foregoing, in the event that the Executive ceases to be employed by the Employer for any reason whatsoever, all options issued pursuant to this Section 7 shall vest immediately and the Executive shall retain the right to exercise each such option during the remaining term of each such grant.

                  8. Expenses. The Employer shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term of employment in the performance of the Executive's services hereunder upon presentation of expense statements or

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vouchers or such other supporting information as the Employer may reasonably require of the Executive. The Employer shall make an automobile available for Executive's exclusive use while employed under this Agreement.

                  9. Benefits. During the Term, the Executive shall be eligible to participate in any pension or profit-sharing plan or program of the Employer now existing or established hereafter, in accordance with and to the extent that he is eligible under the general provisions thereof. The Executive shall also be eligible to participate in any group life insurance, hospitalization, medical, health and accident, disability or similar plan or program of the Employer, now existing or established hereafter, in accordance with and to the extent that he is eligible under the general provisions thereof.

                  10. Existing Life Insurance. The Employer shall have the right to obtain up to $5,000,000 of life insurance on the life of Executive and to be the beneficiary of such policy. The Executive shall cooperate in assisting the Employer to obtain such insurance. The Employer shall continue to pay all premiums on such policies and shall maintain such policies, subject to the insurability of the Executive, if required to keep such policies in effect during the Term.

                  11. Indemnification. The Executive shall be entitled in connection with his employment hereunder to the benefit of the indemnification provisions contained on the date hereof in the bylaws and certificate of incorporation of the Employer, as the same may hereafter be amended (not including any amendments or additions that limit or narrow, but including any that add to or broaden, the protection afforded to the Executive), to the fullest extent permitted by applicable law. The Employer shall in addition cause the Executive to be indemnified in accordance with Section 145 of the Delaware General Corporation Law to the fullest extent permitted by such section, to the extent required to make the Executive whole in connection with any loss, costs or expense indemnifiable thereunder.

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                  12.      Confidential Information.

                           The Executive acknowledges that his employment by
the Employer has brought and will bring him into close contact with confidential proprietary information of the Employer, including information regarding costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes, other business affairs and methods, plans for future developments, and other information not readily available to the public, the disclosure of which to third parties would in each case have a material adverse effect on the Employer's business operations (the "Confidential Information"). In recognition of the foregoing, the Executive covenants and agrees that:

                           (a)        he will keep secret all Confidential
Information and will not intentionally disclose Confidential Information to anyone outside of the Employer and its representatives other than in the course of performance of his duties hereunder, either during or for a one year period after the Term except with the Employer's written consent, provided that (i) the Executive shall have no such obligation to the extent Confidential Information is or becomes publicly known other than as a result of the Executive's breach of his obligations hereunder and (ii) the Executive may, after giving prior notice to the Employer to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process; and

                           (b)        he will, at the Executive's option,
either (i) deliver promptly to the Employer on termination of his employment by the Employer or at any other time the Employer may so request, and at the Employer's request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Employer's business, which he obtained while employed by, or otherwise serving or acting on behalf of, the Employer and which he may then possess or have under his control (the "Records"); or (ii) in lieu of subclause (i) above, the Executive shall destroy all of the Records and shall deliver to the Employer, a certificate to that affect.

                  13.      Termination.

                           13.1       For purposes of this Employment
Agreement the following definitions shall apply:

                                      13.1.1      "Cause" shall mean:


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                                      (i)  the Executive is convicted of a
felony involving moral turpitude which would render the Executive unable to perform his duties set forth in this Employment Agreement; or

                                      (ii)  the Executive engages in conduct
that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Employment Agreement, resulting, in either case, in material economic harm to the Employer, unless the Executive believed in good faith that such act or nonact was in the best interests of the Employer.

                                      13.1.2      A "Change in Control" shall
mean the occurrence of any one of the following events:

                                      (i)  any "person," as such term is used
in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934
(other than the Executive or entities controlled by the Executive), becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under that act, of 25% or more of the voting power of the Employer;

                                      (ii)  all or substantially all of the
assets or business of Employer is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Employer immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting power of the Employer, all of the voting power or other ownership interests of the entity or entities, if any, that succeed to the business of the Employer);

                                      (iii)  the Employer combines with
another company and is the surviving corporation but, immediately after the combination, the shareholders of the Employer immediately prior to the combination hold, directly or indirectly, 50% or less of the voting power of the combined company; or

                                      (iv)  the majority of the Board consists
of individuals other than incumbent directors which term means members of the Board as of the date of the employment agreements, except that any person who becomes a director subsequent to such date whose election or nomination was supported by two-thirds of the directors who then comprise the incumbent directors shall be considered an incumbent director.

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                                      13.1.3      "Constructive Termination
Without Cause" shall mean a termination of the Executive's employment at his initiative as provided in this Section 13 following the occurrence, without the Executive's written consent, of one or more of the following events:

                           (i)        a reduction in the Executive's then
current Base Salary or failure by the Employer to fulfill its obligations under Sections 6, 7, 8 and 9 above;

                           (ii)       the failure to elect or reelect the
Executive to any of the positions described in Section 3 hereof or removal of him from any such position;

                           (iii)      a material diminution in the Executive's
duties or the assignment to the Executive of duties which are materially inconsistent with his duties or which materially impair the Executive's ability to function as the Executive Chairman of the Board or a Chief Executive Officer of the Employer; or

                           (iv)       the failure of the Employer to obtain
the assumption in writing of its obligation to perform this Employment Agreement by any successor to all or substantially all of the assets of the Employer within 15 days after a merger, consolidation, sale or similar transaction.

                           13.2       Termination by the Employer for Cause.

                                      A  termination for Cause shall not take
effect unless all of the provisions of this Section 13.2 are complied with. The Executive shall be given written notice by the Board of the intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure of failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within three months of the Board learning of such act or acts or failure or failures to act. The Executive shall have 10 business days after the date that such written notice has been given to the Executive in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, the Executive shall then be entitled to a hearing before the Board. Such hearing shall be held within 15 business days of such notice to the Executive, provided he requests such hearing within 10 business days of the written notice from the Board of the intention to terminate him for Cause. If, within five business days following such hearing, the Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.

                                      13.2.1      In the event the Employer
terminates the Executive's employment for Cause, he shall be entitled to:

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                                      (A)   the Base Salary through the date
of the termination of his employment for Cause;

                                      (B)   a Bonus for the year in which he
was terminated equal to the Bonus for the year prior to such termination, prorated over the time elapsed during the year in which he was terminated.

                                      13.2.2      In the event Employer
terminates the Executive's employment for Cause, the Executive shall have no further obligations or liability to the Employer (except his obligations under Sections 6.2, 12 and 16, which shall survive)

                           13.3       Termination Without Cause or
Constructive Termination Without Cause. In the event the Executive's employment is terminated without Cause, other than due to disability or death, or in the event there is a Constructive Termination Without Cause, the Executive shall be entitled to:

                                      (A)   the Base Salary through the date
of termination of the Executive's employment;

                                      (B)   the Base Salary, at the annualized
rate in effect on the date of termination of the Executive's employment
(or in the event a reduction in Base Salary is the basis for a Constructive Termination Without Cause, then the Base Salary in effect immediately prior to such reduction), for a period of 36 months following such termination or until the end of the Term, whichever is longer provided that at the Executive's option the Employer shall pay him the present value of such salary continuation payments in a lump sum (using as the discount rate 75% of the prime rate (as published by The Wall Street Journal) for the month in which such termination occurs);

                                      (C)   immediately vested options to
purchase shares of Class A Common Stock in an amount equal to 375,000 shares less the multiple of 75,000 shares times the number of years elapsed under the Term of this Agreement at an exercise price per share equal to the exercise price of the last stock option granted prior to termination; and

                                      (D)   a Bonus for the unexpired term,
based on the Bonus received for the year prior to termination (the "Base Bonus Amount") multiplied by the then unexpired term; and further provided that at the Executive's option, the Employer shall pay him the present value of

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such salary and bonuses in a lump sum (using as the discount rate 75% of the prime rate (as published by The Wall Street Journal) for the month in which such termination occurs. Notwithstanding the foregoing, in no event shall the Base Bonus Amount be less than $1,250,000.

                                      (E)   all benefits provided in Section 9
hereof until the end of the Term.

                                      (F)    the full amount of the Loan,
including any interest earned thereon, shall be forgiven by the Employer and the Executive shall thereafter have no obligation to repay any such amounts.

                           13.4       Termination of Employment Following a
Change in Control. If, following a Change in Control, the Executive's employment is terminated for any reason other than for Cause, whether voluntary or involuntary or there is a Constructive Termination Without Cause, the Executive shall be entitled to the payments and benefits provided in
Section 13.3 above, provided that the payments shall be paid in a lump sum without any discount. In addition, the Executive shall receive 10 year options to purchase 350,000 shares of Class A Stock which shall be exercisable at the lowest exercise price of any other options the Executive shall own as of the date of the Change in Control and, the full amount of the Loan, including any interest earned thereon, shall be forgiven by the Employer and the Executive shall thereafter have no obligation to repay any such amounts. The Executive shall forfeit any rights granted pursuant to this Section 13.4 if such Executive accepts a written offer to remain with the surviving company in an executive position with equivalent duties, authority and responsibility as the Executive currently holds (other than as a non-employee director).

                                      13.4.1  Payment Following a Change in
Control. In the event that the termination of the Executive's employment is as a result of a Change in Control and the aggregate of all payments or benefits made or provided to the Executive under the Employment Agreement and under all other plans and programs of the Employer (the "Aggregate Payment") is determined to constitute a Parachute Payment, as such term is defined in
Section 280G(b)(2) of the Internal Revenue Code, the Employer shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code ("Excise Tax") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to one-half of the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid


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to the Executive and the time of payment pursuant to this subsection shall be made by an independent auditor (the "Auditor") jointly selected by the Employer and the Executive and paid by the Employer. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Employer or any affiliate thereof. If the Executive and the Employer cannot agree on the firm to serve as the Auditor, then the Executive and the Employer shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

                           13.5       Voluntary Termination.  In the event of
a termination of employment by the Executive on his own initiative other than a termination due to death or disability or a Constructive Termination without Cause, the Executive shall have the same entitlements as provided in
Section 13.2 above for a termination for Cause. A voluntary termination under this Section 13.5 shall be effective upon 30 days prior written notice to the Employer and shall not be deemed a breach of this Employment Agreement.

                           13.6       Stock Options.  Notwithstanding anything
to the contrary, upon termination for any reason whatsoever, the Executive shall have the immediate right to exercise any stock options in full, whether or not such option is fully exercisable on the date of termination, for the remainder of the original term of each such stock option.

                           13.7       No Mitigation:  No Offset.  In the event
of any termination of employment under this Employment Agreement, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Employment Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

                  14.      Disability.

                           14.1       If during his active employment
hereunder the Executive shall become physically or mentally disabled, whether totally or partially, so that he is prevented from performing his usual duties for a period of six consecutive months, the Employer shall, nevertheless, pay the Executive his full Base Salary and Bonus in respect of the period ending on the last day of the sixth consecutive month of disability (such last day being referred to herein as the "Disability Date") and the following additional provisions shall apply:


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                           14.2       If the Executive has not resumed his
usual duties on or prior to the Disability Date, the Executive's employment shall terminate and the Employer shall pay, unless prior to the date the Executive became physically or mentally disabled a notice of termination was delivered to the Executive, 75% of his Base Salary from the Disability Date through the Termination Date and, except as provided in Section 14.4, the Employer shall have no obligation to pay Bonus to the Executive in respect of periods after the Disability Date. Any Base Salary payable pursuant to this
Section 14.2 shall be reduced by the amount of any benefits payable to the Executive under any group or individual disability insurance plan or policy, the premiums for which are paid primarily by the Employer;

                           14.3       Unless the Employer exercises its option
under Section 14.4 to restore the Executive to his full compensation, duties, functions, authority and responsibilities hereunder, the Executive shall have no obligations or liabilities hereunder from and after the Disability Date (except for his obligations under Sections 12 and 16, which shall survive); and

                           14.4       If during the Term and subsequent to a
Disability Date, the Executive shall recover fully from a disability, the Employer, by action of the Board, shall have the right (exercisable within sixty days after notice from the Executive of such recovery), but not the obligation, to restore the Executive to employment and to full compensation and his full level of duties, functions, authority and responsibilities hereunder.

                  15.      Death of Executive.

                           15.1       Upon the Executive's death, whether
prior to or subsequent to his Disability Date and prior to the delivery of a notice of termination, this Agreement and all of the Employer's obligations to pay salary and Bonus hereunder shall terminate, except as provided in Sections 15.2 through 15.4.

                           15.2       The Executive's estate or designated
beneficiary shall be entitled to receive (a) any unpaid portions of the Executive's Base Salary in respect of the period ending on the Executive's date of death and, (b) unpaid Bonus in respect of years prior to the year of death. The Employer shall pay to such estate or beneficiary an amount equal to the present value of all the remaining Base Salary, calculated assuming annual compound interest at 75% of the prime rate (as published in The Wall Street Journal) for the first business day of the month in which the Executive's death occurs.

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                           15.3       The Base Salary and Bonus payable
pursuant to this Section 15 shall be reduced by the value of any benefits payable to the Executive's estate or designated beneficiary under any life insurance plan or policy the premiums for which are paid primarily by the Employer, other than such insurance identified in Section 10.

                  16.      Non-competition.

                           16.1       During the Term, the Executive will not,
without the prior written approval of the Board, become employed by, or become an officer, director, or general partner of, any partnership, corporation or other entity which owns or operates radio stations in the top fifty markets in the United States as determined by ratings published from time to time by The Arbitron Company.

                           16.2       Subject to the following proviso, for a
period of one year following the termination of the Executive's employment hereunder the Executive will not become employed by, or become an officer, director or general partner of, any partnership, corporation or other entity which is engaged in a business which is directly competitive in any city with any business in which the Employer is engaged on the date of such termination; provided however, that during such one year period the Employer shall employ the Executive as a consultant with compensation at a rate equal to fifty percent of the Employer's Base Salary immediately prior to such termination. If the Employer elects not to employ the Executive as a consultant for such one year period as provided herein, the provisions of this
Section 16.2 shall not apply and the Executive shall be free to engage in any activity referred to herein.

                  17. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

                       17.1       If to the Employer:

                                  SFX Broadcasting, Inc.
                                  150 East 58th Street, l9th Floor
                                  New York, New York 10155
                                  Attention: Board of Directors


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                        17.2       If to the Executive:

                                   Robert F.X. Sillerman
                                   207 East 61st Street
                                   New York, NY 10022

                        17.3 Copies of all communications given hereunder shall also be delivered or sent, in like fashion, to Baker & McKenzie (attention: Michael Burrows, Esq.) at 805 Third Avenue, New York, New York 10022.

                  18.      General.

                           18.1       Governing Law.  This Agreement shall be
governed by and construed and enforced in accordance with the internal laws of the State of New York.

                           18.2       Captions.  The section headings
contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                           18.3       Entire Agreement.  This Agreement
including any Exhibits attached hereto sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties, except as specifically provided herein.

                           18.4       Successors and Assigns.  This Agreement,
and the Executive's rights and obligations hereunder, may not be assigned by the Executive, except that the Executive may designate pursuant to section 18.6 one or more beneficiaries to receive any amounts that would otherwise be payable hereunder to the Executive's estate. This Agreement shall be binding on any successor to the Employer, whether by merger, acquisition of substantially all of the Employer's assets or otherwise, as fully as if such successor were a signatory hereto and the Employer shall cause such successor to, and such successor shall, expressly assume the Employer's obligations hereunder. The term "Employer" as used in this Agreement, shall include all such successors.

                           18.5       Amendments; Waivers.  This Agreement
cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without an affirmative vote of the Board after the affirmative recommendation of the Compensation Committee of the Board, and the consent in writing of the Executive and the Employer. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by a party of the breach of any term or

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covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

         18.6 Beneficiaries. Whenever this Agreement provides for any payment to the Executive's estate, such payment may be made instead to such beneficiary or beneficiaries as the Executive may have designated in a writing filed with the Employer. The Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Employer (and to any applicable insurance company) to such effect.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                             SFX BROADCASTING, INC.



                                             By: /s/ Michael G. Ferrel
                                                 ---------------------------
                                                 Name:  Michael G. Ferrel
                                                 Title: President




                                                 /s/ Robert F.X. Sillerman
                                                 ---------------------------
                                                 ROBERT F.X. SILLERMAN


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